Exhibit 99.1

Magnite Announces Closing of New Senior Secured Revolving Credit and Term Loan Facilities
Approves New $125 million Repurchase Plan
NEW YORK, February 6, 2024 -- Magnite (NASDAQ: MGNI), the world's largest independent sell-side advertising company, today announced the closing of $540.0 million of new senior secured credit facilities (the “New Credit Facilities”). In addition, the company announced that its Board of Directors approved a new $125.0 million common stock and convertible note repurchase program.
The New Credit Facilities include a $365.0 million senior secured term loan facility that matures in February 2031 (the “New Term Loan Facility”), with no springing maturity relating to the Company’s Convertible Notes due March 2026, as well as a $175.0 million senior secured revolving credit facility that matures in February 2029 (the “New Revolving Credit Facility”).
Proceeds from the new credit facilities were used to fully refinance the Company’s existing senior secured $360.0 million term loan facility and $65.0 million revolving credit facility, and to pay fees and expenses associated with the transaction. As of December 31, 2023, the outstanding principal amount of the existing term loan facility was $351.0 million, and the Company had $0 of outstanding borrowings under the existing revolving credit facility.
The New Term Loan Facility bears interest at Term SOFR + 4.5% (compared to Adjusted Term SOFR + 5.0% under the existing term loan facility) and was issued with a 99.0% original issue discount. Loans under the New Revolving Credit Facility will bear interest at Term SOFR plus a margin ranging from 3.5% - 4.0% (compared to 4.25% - 4.75% under the existing revolving credit facility).
In addition, the Company’s Board of Directors approved a repurchase program, under which the company is authorized to purchase up to $125.0 million of its common stock and convertible notes through February 1, 2026. The repurchase program allows the company to repurchase its common stock or convertible notes using open market stock purchases, privately negotiated transactions, block trades or other means in accordance with U.S. securities laws. The number of securities repurchased, if any, and the timing of repurchases will depend on a number of factors, including, but not limited to, price, trading volume and general market conditions, along with working capital requirements, general business conditions, other opportunities that the company may have for the use or investment of its capital and other factors.
About Magnite
We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world's leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, colorful Singapore, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.
Forward-Looking Statements
This press release includes forward-looking statements, including with respect to our new credit facilities and repurchase program. Investors should not place undue reliance on these forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as

|

“believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates,” “proposed” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” section in the company’s reports filed with the U.S. Securities and Exchange Commission. Investors should read this press release and the documents that we have filed or will file with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.
Investor Relations Contact
Nick Kormeluk
949-500-0003
nkormeluk@magnite.com

|